EXHIBIT 5

August 10, 2007

Caprius, Inc.
One University Plaza
Hackensack, NJ 07601

Ladies and Gentlemen:

We have acted as counsel to Caprius, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a post-effective amendment no. 1 to Registration Statement on Form SB-2 file no. 333-132849 (the “Registration Statement”) relating to the registration of (A) 376,200 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), presently outstanding, (B) 1,949,300 shares underlying the Company’s Series D Convertible Preferred Stock which have been issued in a private placement that closed in February 2006 (the “2006 Placement”), and (C) 850,750 shares of Common Stock issuable upon exercise of warrants (the “Warrants”) that were granted in the 2006 Placement.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the Certificate of Designation for the Series D Convertible 2006 Preferred Stock, (iv) the warrant agreements relating to the Warrants; (v) agreements and documents relating to the 2006 Placement; (vi) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vii) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)	The shares of Common Stock included in this Registration Statement presently issued and outstanding were duly authorized, validly issued, and fully-paid and non-assessable.

(3)
The shares of Common Stock included in the Registration Statement to be issued upon conversion of the Series D Convertible Preferred Stock will be duly authorized, validly issued, and fully paid and non-assessable when such Preferred Stock is duly converted.

(4)
The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                    Very truly yours,

                    /s/Thelen Reid Brown Raysman & Steiner LLP
                    THELEN REID BROWN RAYSMAN & STEINER LLP